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                         CONSENT OF INDEPENDENT AUDITOR


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-02513) pertaining to the Univest 1996 Employee Stock Purchase Plan of Univest Corporation of Pennsylvania and in the related Prospectus, in the Registration Statement (Form S-8 No. 333-24987) pertaining to the Univest Corporation of Pennsylvania 1993 Long Term Incentive Plan and in the related Prospectus, and in the Registration Statement (Form S-3 No. 333-02509) pertaining to the Univest Dividend Reinvestment and Stock Purchase Plan of Univest Corporation of Pennsylvania of our report dated January 18, 2002, with respect to the consolidated financial statements of Univest Corporation of Pennsylvania included in this Annual Report (Form 10-K) for the year ended December 31, 2001.





                                                        /s/ Ernst & Young LLP



Philadelphia, Pennsylvania
March  25, 2002